Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Doug MacDougall
MacDougall Biomedical Communications, Inc.
(508) 647-0209
Doug@macbiocom.com

ARBIOS CONTACT:
Walter Ogier, President & CEO
Arbios Systems, Inc.
(781) 839-7293
wogier@arbios.com

ARBIOS RAISES $4.8 MILLION TO ADVANCE ITS SEPET™ LIVER ASSIST DEVICE INTO PIVOTAL CLINICAL TRIALS

WALTHAM, MA - April 23, 2007 -- Arbios Systems, Inc. (OTC: ABOS), a biomedical device and cell therapy company developing proprietary liver assist products for the treatment of liver failure, today announced that the Company has closed a private placement of units, consisting of its common stock and warrants to purchase its common stock, for gross proceeds of $4.8 million. MicroCapital Funds led the financing round.

"Arbios represents an exceptionally high quality development stage opportunity that has not been widely appreciated by the investment industry, said Ian Ellis, President and Portfolio Manager of MicroCapital, LLC. “It is unusual to find a company in the microcap market that is potentially this close to commercializing a product (SEPET™) that could serve such a large, unmet medical need. We have sufficient confidence in the Arbios opportunity that we have not sought seniority over existing investors, thereby facilitating future investment. The financing terms also provide the possibility of up to nearly $9 million in further funding for Arbios through the future exercise of callable warrants."

“We anticipate that these funds will enable us to move forward aggressively with our plans for product registration of our SEPET™ liver assist device in Europe under the medical device CE Mark as well as initiation of a pivotal clinical trial of SEPET™ in support of future commercialization of the product in the United States,” stated Walter Ogier, President and Chief Executive Officer of Arbios. “I want to extend our appreciation, both to our current investors, as well as to our new investors, for their support of our mission to help the millions of patients worldwide who experience liver failure.”

1050 Winter Street, Suite 1000, Waltham, Massachusetts 02451
Tel: 781-839-7293 ● Fax: 781-839-7294 ● www.arbios.com

Financing Terms

The units were sold at a price of $1.30 per unit. Each unit consists of i) two shares of Arbios common stock, ii) one warrant to purchase one share of Arbios common stock exercisable for a period of 2.5 years at an exercise price of $1.00 and iii) one warrant to purchase one share of Arbios common stock exercisable for a period of 5 years at an exercise price of $1.40, comprising a total of 7,478,462 shares of Arbios common stock and warrants to purchase 7,478,462 shares of Arbios common stock. The warrants have no provision for cashless exercise and, subject to certain requirements, may be called by the Company provided that the common stock of the Company trades consistently above $1.50 for the first tranche of warrants and above $2.80 for the second tranche of warrants. Participating in the financing were several new investors, including funds managed by MicroCapital, LLC, as well as several current investors including Bristol Investment Fund, Ltd. Musket Research Associates, an investment banking firm focused on emerging healthcare companies, served as placement agent.

The shares of common stock and warrants offered and sold by the Company in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and may not be offered or sold in the United States without registration under or exemption from the Securities Act, or any applicable state securities laws. The Company has agreed to file a registration statement with the SEC for the resale of the shares of common stock and the shares of common stock underlying the warrants sold in the private placement. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Arbios Systems, Inc. is a biomedical device and cell therapy company that is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of liver failure. Arbios’ products in development include the SEPET™ Liver Assist Device, a novel blood purification therapy, and the HepatAssist™ Bioartificial Liver System, combining liver cell therapy and blood detoxification. For further information on the Company, access our website at http://www.arbios.com.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to obtaining clinical site approvals, the timing of clinical trials, manufacturing SEPET™ cartridges, enrolling patients, compliance with regulatory requirements, the results of the clinical tests to be conducted by Arbios, the need for subsequent substantial additional financing to complete clinical development of its products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the Company. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 for a description of risks that may affect our results or business conditions. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law. SEPET™ and HepatAssist™ are trademarks of Arbios Systems, Inc.

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